Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-36740, No. 333-59766, No. 333-71807, No. 333-60379, No. 333-85210, No. 333-108785), Form S-3MEF (No. 333-107652) and Form S-8 (No. 333-87384, No. 333-88711 and No. 333-111736) of Corporate Office Properties Trust of our reports dated March 16, 2004 and March 29, 2004, relating to the historical summaries of revenue and certain expenses of 400 Professional Drive and Wildewood and Exploration/Expedition Office Parks, respectively, which appear in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

Baltimore, MD
April 13, 2004